Exhibit 99.1

Nabors 4Q 2011 Continuing OperationsEPS $0.52, Excluding Noncash Charge

HAMILTON, Bermuda, February 21, 2012 – Nabors Industries Ltd. (NYSE:NBR) today announced its results for the fourth quarter and full year 2011. The Company’s net income from continuing operations was $89.5million ($0.30 per diluted share) in the fourth quarter and $342.2 million ($1.17 per diluted share) for the full year. For the comparable periods of the prior year, the Company reported net income from continuing operations of $152.1 million ($0.52 per diluted share) for the fourth quarter and $255.9 million ($0.88 per diluted share) for all of 2010. The current quarter’s adjusted income derived from operating activities was $272.7 million, bringing the total for 2011 to $927.0 million. This compares to $224.9 million for the corresponding quarter of 2010 and $667.5 million for all of last year. Revenues for the Company were $1.7 billion for the quarter and $6.1 billion for the full year.

The quarter’s GAAP income from continuing operations includes a $100 million charge ($0.22 per diluted share) for the previously announced contingent liability that existed on December 31, 2011 related to the change of our chief executive officer, notwithstanding our February 6, 2012 announcement that Mr. Isenberg had elected to forego triggering that payment. In connection with that announcement, the Company indicated plans to make charitable contributions to benefit the educational and other needs of its employees, and community-based causes. The Company recently contributed one million shares of Nabors common stock to the Nabors Charitable Foundation, a 501(c)(3) organization, in support of this objective. The effect of these events will be accounted for in the Company’s first quarter results.

Net loss from discontinued operations was $194.0 million ($0.66 per diluted share), reflecting further impairments and reserves, primarily against certain of the Company’s natural gas assets as well as a small number of fixed assets in the US and Canada that are being actively marketed for sale. These do not include the Company’s interest in NFR, which is still classified as a continuing operation. The charges reflect the recent weakness in the price of natural gas and are intended to be indicative of current market conditions.

Tony Petrello, Nabors’ President and CEO, commented, “The quarter’s results reflect solid operational improvement across all of our North America businesses. The impairments and reserves we incurred in the quarter reflect conservative estimates of realizable value and should serve to minimize future noncash charges that detract from our operating results, other than the potential for further ceiling test charges in our NFR joint venture.

“Our results during the quarter reflect increases in all of our operational units except International, which performed as previously indicated. They also include $10 million in net charges taken by two business units: $6 million in NFR, which is the net effect of a ceiling test impairment and an acquisition-related asset gain; and $4 million in Canrig, arising from expensing a research and development asset in a technology company acquired during the quarter.

“Accelerating monetization of our oil and gas assets to enhance the flexibility of our balance sheet has been a priority since October. We are also reviewing the strategic fit, execution effectiveness and rate-of-return criteria for every business unit. This process will likely result in modifications to the alignment and scope of our services over the course of the year. This realignment will result in two lines of business: drilling and rig-related operations that are involved in well construction; and pressure pumping, workover/well-servicing and fluids management operations that conduct well completion and maintenance. We expect this realignment to enhance our quality and cost efficiency, and improve our interface with our customer base.

DRILLING AND RIG RELATED SERVICES

“During the quarter our drilling and rig-related business lines contributed $212 million in operating income. Our US Lower 48 land drilling operation, which comprised the largest component of these results, achieved a sequential increase in operating income of $25.2 million, resulting in $130.1 million in the fourth quarter and $414.3 million for all of 2011. This improvement was attributable to a per rig day margin increase of $746 combined with a 15-rig increase in average rig activity. The higher average rig count was due to the startup of eight new rigs and six refurbished rigs, as well as three incremental rigs. This unit also secured a long-term contractual commitment for an additional new rig and anticipates further incremental awards in the near future.

“Even though the recent weakness in natural gas prices may well result in a more rapid decrease in gas-related rig activity, we expect the effects of any such decrease and potential rate softness to be significantly offset by the deployment of 21 new rigs at higher average margins, coupled with the ongoing redeployment of rigs from dry gas areas to more active oil and liquids rich areas. For example, 32 of our dry gas-directed rigs in East Texas/Haynesville have been redeployed to liquids areas, and we expect more of the remaining 26 to be diverted to liquids areas in the near future. Only 35 of our rigs currently operating on dry gas projects are not subject to take-or-pay contract commitments throughout 2012.

“Our Canada operations improved significantly over the prior year and prior quarter as the winter season got underway. Including our Canada well-servicing operations, operating income reached $36.6 million for the quarter and $94.6 million for the full year. Rig activity improved by three rigs quarter-to-quarter and by six rigs over the same period last year. Margins also increased to $12,061 per rig day representing increases of $1,741 and $2,828 over third quarter and prior year fourth quarter results, respectively. We expect results for the first quarter and for the full year 2012 to show further improvement, although probably at lower than previously anticipated levels given the weak natural gas environment. This increase is based on the premise that we will see a continued ramp up in oil-directed activity that should mitigate the effects of a leveling off inactivity in the British Columbia shales. In the fourth quarter, two new slant service rigs were deployed, and we expect to deploy another two in the first quarter of 2012 when we will also deploy five upgraded drilling rigs. Interest in new builds continues in this market, but because contract terms in this region often do not yield returns that are as attractive as those we obtain elsewhere, we have become increasingly selective in availing ourselves of those opportunities.

“As anticipated, our International operating income decreased to $23.5 million for the quarter and $123.8 million for the full year. During the quarter we averaged 113.2 rigs operating, which is an increase of eight rigs over the third quarter and 11 rigs over the fourth quarter of 2010. Per rig day margins decreased sequentially by $927 to average $11,065. This is largely a result of the mix shift effected by lower jackup rates and extensive shipyard drydock time. We still anticipate that the first quarter will reflect the bottom in this business, with one jackup in drydock and four Saudi land rigs still undergoing upgrades throughout the quarter. These units should return to operation during the second quarter, bringing our Saudi rig count to 30. Other anticipated startups coupled with improving costs should result in sequential increases in subsequent quarters leading to a meaningful improvement in 2012 results.

“Our US Offshore operations improved slightly, but still at a very modest rate as delays in permitting continue to pace activity. Operating income was $3.4 million, up from $2.5 million in the third quarter and significantly up from the $5.1 million loss recorded in the fourth quarter of 2010. The average rig count for the quarter was 10 rigs, with 12 rigs operating at the end of the quarter and two rigs set to return to work pending the receipt of permits by our customers. Rates are also increasing, and we expect 2012 to show steadily improving results—bolstered by increasing contributions from accruing margins on the construction of a large, state-of-the-art deepwater platform rig.

“Results in our Alaska unit were up modestly to $5.3 million, which ran counter to our expectations as several projects lasted longer than expected. For the full year, this unit posted what we expect to be a low-water mark of $27.7 million in income. The first quarter is off to a good start, with multiple winter season exploration projects underway and a number of prospects for incremental work developing on the North Slope and in the Cook Inlet region. Additionally, there is increasing optimism that the Alaska legislature will reduce the progressivity of its oil taxation on legacy fields which, if enacted before adjournment in May, should spur activity. Nabors is uniquely positioned to meet the resulting incremental demand.

“Results in our Other Operating Segments were down quarter-to-quarter, primarily due to seasonally low results in our Alaska logistics and construction entities and weaker results in our directional services businesses that more than offset record results in Canrig. Canrig’s strong performance is attributable to higher revenues in both its capital equipment and service and rentals lines, and was achieved in spite of $4 million in research and development expenses. We expect to see continued growth in this business.

COMPLETION AND PRODUCTION SERVICES

“Our workover, well-servicing and coiled tubing rigs, fluids management and logistics operations and pressure pumping services collectively achieved operating income of $100.7 million in the fourth quarter and $303.9 million for the full year. The largest component of these results came from our pressure pumping operations which posted a sequential quarterly improvement, yielding $76.5 million for the quarter and $229.1 million for the full year. Operating income margins improved sequentially to 20.8%, up from 18.9% in the third quarter. We have not experienced significant limitations in obtaining proppant or other materials since we made plans in late 2010 to secure supplier commitments in anticipation of the increase in activity. We do, however, continue to encounter significant logistical challenges, particularly with the doubling of our volumes in less than a year. This provides opportunities for efficiency improvement, which will further benefit margins or at least mitigate the effects of increasingly competitive markets, brought on by an influx of equipment. The inevitable adverse effects of weaker natural gas pricing will be mitigated by the fact that we have only one frac crew currently working on dry gas projects. More importantly, 72% of our projected 2012 operating cash flow is subject to take-or-pay obligations.

“At the end of the year we had in service 22 of 27 hydraulic fracturing spreads totaling 733,000 horsepower, as well as five coiled tubing packages. Two more spreads deployed into the Rockies/Bakken and Marcellus markets in January and a third is scheduled to deploy into the Rockies/Bakken in May of this year. Two other 20,000-horsepower spreads are expected to deploy in Canada before the end of the first quarter. Once the remaining equipment is in service, our total hydraulic fracturing horsepower will be 857,500, with another 100,000 horsepower in cementing, acid and nitrogen pumping equipment. We also have seven additional coiled tubing packages and

10 cementing units yet to deliver, which will complete our currently planned equipment additions. We have decided to suspend further capacity additions until warranted by the markets. Longer term, we are exploring a number of prospects for work in emerging international venues where our existing infrastructure, labor sources and favorable tax position should provide competitive advantages.

“Our US Well-servicing business improved sequentially from $22.8 million to $24.2 million as improved pricing, higher trucking activity and favorable weather combined to more than offset the customary seasonal fourth quarter dip. For the full year, this unit posted $74.7 million in operating income, representing a significant improvement over the prior year. This increase was primarily due to higher activity, as pricing improvements were mostly consumed by costs until the fourth quarter. Customary seasonal effects should be more pronounced in the first quarter, but overall we expect meaningful improvement throughout 2012. We expect pricing trends to improve as an overhang of refurbishable stacked rigs dissipates and oil-directed activity remains strong. Long term, the high number of new oil wells creates future demand as these wells generally move to artificial lift systems, the primary driver of this segment of our business.

“Our financial position remains solid, with liquidity of nearly $1 billion and leverage of only 2.2 times our annualized fourth quarter EBITDA results. We have accelerated efforts to monetize our oil and gas holdings, which should serve to reduce net debt. We are reviewing all aspects of our business. We have implemented a rigorous review process for both incremental and sustaining capital expenditures in order to assure significant free cash flow, while still proceeding with the most attractive of numerous investment opportunities.

“In summary, the business outlook in our North America drilling and production/well services businesses looks promising, a weaker natural gas environment notwithstanding. We expect improved performance in our International, US Offshore and Alaska units in 2012. The scale and depth of Nabors’ global asset base and infrastructure is unmatched enabling us to cost effectively capitalize on any opportunities that may emerge. We have a great opportunity to streamline the Company, improve operating execution and tighten capital discipline, thereby improving overall performance and restore investor confidence. We are committed to doing so.”

The Nabors companies own and operate approximately 499 land drilling rigs and approximately 755 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 39 platform rigs, 12 jackup units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors is one of the largest providers of hydraulic fracturing, cementing, nitrogen and acid pressure pumping services with over 780,000 hydraulic horsepower currently in service. Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics, and facilities maintenance and project management services. Nabors participates in most of the significant oil and gas markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements. The projections contained in this release reflect management’s estimates as of the date of the release. Nabors does not undertake to update these forward-looking statements.

For further information, please contact Dennis A. Smith, Director of Corporate Development for Nabors Corporate Services, Inc., at 281-775-8038. To request investor materials, contact our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except per share amounts)	2011	2010	2011	2011	2010
Revenues and other income:
Operating revenues	$1,734,637	$1,305,314	$1,608,504	$6,060,351	$4,134,483
Earnings (losses) from unconsolidated affiliates	(2,658)	4,928	33,723	56,647	33,267
Investment income (loss)	7,908	8,619	727	19,940	7,263

Total revenues and other income	1,739,887	1,318,861	1,642,954	6,136,938	4,175,013

Costs and other deductions:
Direct costs	1,087,994	766,302	1,019,412	3,775,964	2,400,519
General and administrative expenses	131,540	100,561	119,431	489,892	338,720
Depreciation and amortization	239,757	218,449	234,085	924,094	760,962
Interest expense	60,852	74,012	58,060	256,633	272,712
Losses (gains) on sales and retirements of long-lived assets and other expense (income), net	5,614	6,403	(11,607)	4,514	47,238
Impairments and other charges	100,000	—	98,072	198,072	61,292

Total costs and other deductions	1,625,757	1,165,727	1,517,453	5,649,169	3,881,443

Income (loss) from continuing operations before income taxes	114,130	153,134	125,501	487,769	293,570

Income tax expense (benefit):
Current	62,488	(38,559)	19,676	109,702	(77,209)
Deferred	(38,643)	38,846	17,885	32,903	114,159

Income tax expense (benefit)	23,845	287	37,561	142,605	36,950

Subsidiary preferred stock dividend	750	750	750	3,000	750
Income (loss) from continuing operations, net of tax	89,535	152,097	87,190	342,164	255,870
Income (loss) from discontinued operations, net of tax	(193,985)	(100,323)	(12,226)	(97,440)	(161,090)
Net income (loss)	(104,450)	51,774	74,964	244,724	94,780
Less: Net (income) loss attributable to noncontrolling interest	(1,400)	(1,293)	(708)	(1,045)	(85)

Net income (loss) attributable to Nabors	$(105,850)	$50,481	$74,256	$243,679	$94,695

Earnings (losses) per share: (1)
Basic from continuing operations	$.31	$.53	$.30	$1.19	$.90
Basic from discontinued operations	$(.68)	$(.35)	$(.04)	$(.34)	$(.57)

Basic	$(.37)	$.18	$.26	$.85	$.33
Diluted from continuing operations	$.30	$.52	$.30	$1.17	$.88
Diluted from discontinued operations	$(.66)	$(.35)	$(.05)	$(.34)	$(.55)

Diluted	$(.36)	$.17	$.25	$.83	$.33
Weighted-average number of common shares outstanding: (1)
Basic	287,561	285,443	287,487	287,118	285,145

Diluted	290,964	290,442	291,986	292,484	289,996

Adjusted income (loss) derived from operating activities (2)	$272,688	$224,930	$269,299	$927,048	$667,549

(1)	See “Computation of Earnings (Losses) Per Share” included herein as a separate schedule.
(2)	Adjusted income (loss) derived from operating activities is computed by: subtracting direct costs, general and administrative expenses and depreciation and amortization from Operating revenues and then adding Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for those amounts reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Segment Reporting”.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31, 2011	September 30, 2011	December 31, 2010
(In thousands, except ratios)
ASSETS
Current assets:
Cash and short-term investments	$539,489	$395,320	$801,190
Accounts receivable, net	1,576,555	1,397,725	1,116,510
Assets held for sale	401,500	267,911	352,048
Other current assets	570,770	483,388	343,182

Total current assets	3,088,314	2,544,344	2,612,930
Long-term investments and other receivables	11,124	40,373	40,300
Property, plant and equipment, net	8,629,946	8,577,213	7,815,419
Goodwill	501,258	501,297	494,372
Investment in unconsolidated affiliates	371,021	323,066	267,723
Other long-term assets	310,477	332,053	415,825

Total assets	$12,912,140	$12,318,346	$11,646,569

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$275,326	$275,227	$1,379,018
Other current liabilities	1,527,236	1,140,538	775,362

Total current liabilities	1,802,562	1,415,765	2,154,380
Long-term debt	4,348,490	4,088,133	3,064,126
Other long-term liabilities	1,090,683	1,101,721	1,016,012

Total liabilities	7,241,735	6,605,619	6,234,518
Subsidiary preferred stock (1)	69,188	69,188	69,188
Equity:
Shareholders’ equity	5,587,815	5,631,812	5,328,162
Noncontrolling interest	13,402	11,727	14,701

Total equity	5,601,217	5,643,539	5,342,863

Total liabilities and equity	$12,912,140	$12,318,346	$11,646,569

Funded debt to capital ratio: (2)
—Gross	0.43 : 1	0.41 : 1	0.42 : 1
—Net of cash and short-term investments	0.40 : 1	0.38 : 1	0.38 : 1
Interest coverage ratio: (3)	8.1 : 1	7.9 : 1	7.0 : 1

(1)	Represents preferred stock of Superior acquired in September 2010. 75,000 shares of such stock are outstanding and pay quarterly dividends at an annual rate of 4%.
(2)	The gross funded debt to capital ratio is calculated by dividing (x) funded debt by (y) funded debt plus deferred tax liabilities (net of deferred tax assets) plus capital. Funded debt is the sum of (1) short-term borrowings, (2) the current portion of long-term debt and (3) long-term debt. Capital is shareholders' equity. The net funded debt to capital ratio is calculated by dividing (x) net funded debt by (y) net funded debt plus deferred tax liabilities (net of deferred tax assets) plus capital. Net funded debt is funded debt minus the sum of cash and cash equivalents and short-term investments. Both of these ratios are used to calculate a company’s leverage in relation to its capital. Neither ratio measures operating performance or liquidity as defined by GAAP and, therefore, may not be comparable to similarly titled measures presented by other companies.
(3)	The interest-coverage ratio is a trailing 12-month quotient of the sum of (i) income from continuing operations, net of tax, (ii) net income (loss) attributable to noncontrolling interest, (iii) subsidiary preferred stock dividends, (iv) interest expense, (v) depreciation and amortization, (vi) impairments and other charges and (vii) income tax expense (benefit) less investment income (loss) divided by the sum of cash interest expense and subsidiary preferred stock dividends. This ratio is a method for calculating the amount of operating cash flows available to cover cash interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except rig activity)	2011	2010	2011	2011	2010
Reportable segments:
Operating revenues and Earnings (losses) from unconsolidated affiliates from continuing operations:
Contract Drilling: (1) (2)
U.S. Lower 48 Land Drilling	$484,173	$369,591	$430,895	$1,698,620	$1,294,853
U.S. Land Well-servicing	197,471	122,687	189,356	701,223	444,665
U.S. Offshore	53,920	20,081	46,069	170,727	123,761
Alaska	29,216	40,119	27,027	129,894	179,218
Canada	168,750	127,186	145,587	574,754	389,229
International	295,067	292,722	281,686	1,104,461	1,093,608

Subtotal Contract Drilling (3)	1,228,597	972,386	1,120,620	4,379,679	3,525,334
Pressure Pumping (4)	369,794	259,684	343,723	1,237,306	321,295
Oil and Gas (5)	3,400	4,138	34,909	59,685	18,657
Other Operating Segments (6) (7)	211,427	114,830	190,744	674,206	427,154
Other reconciling items (8)	(81,239)	(40,796)	(47,769)	(233,878)	(124,690)

Total	$1,731,979	$1,310,242	$1,642,227	$6,116,998	$4,167,750

Adjusted income (loss) derived from operating activities from continuing operations:
Contract Drilling: (1) (2)
U.S. Lower 48 Land Drilling	$130,114	$85,308	$104,877	$414,317	$274,215
U.S. Land Well-servicing	24,237	12,132	22,839	74,725	31,597
U.S. Offshore	3,422	(5,142)	2,457	843	9,245
Alaska	5,343	11,252	3,021	27,671	51,896
Canada	36,553	16,572	21,604	94,637	22,970
International	23,450	71,814	29,015	123,813	254,744

Subtotal Contract Drilling (3)	223,119	191,936	183,813	736,006	644,667
Pressure Pumping (4)	76,470	54,664	65,052	229,125	66,651
Oil and Gas (5)	3,400	4,138	34,909	59,685	18,657
Other Operating Segments (6) (7)	13,152	9,198	20,175	55,617	42,401
Other reconciling items (9)	(43,453)	(35,006)	(34,650)	(153,385)	(104,827)

Total	272,688	224,930	269,299	927,048	667,549
Interest expense	(60,852)	(74,012)	(58,060)	(256,633)	(272,712)
Investment income (loss)	7,908	8,619	727	19,940	7,263
Gains (losses) on sales and retirements of long-lived assets and other income (expense), net	(5,614)	(6,403)	11,607	(4,514)	(47,238)
Impairments and other charges	(100,000)	—	(98,072)	(198,072)	(61,292)

Income (loss) from continuing operations before income taxes	$114,130	$153,134	$125,501	$487,769	$293,570

Rig activity:
Rig years: (10)
U.S. Lower 48 Land Drilling	216.7	184.3	201.8	200.2	174.5
U.S. Offshore	10.0	6.5	10.8	9.6	9.4
Alaska	5.0	6.0	4.7	4.9	7.4
Canada	45.2	39.3	41.8	39.8	29.8
International (11)	113.2	102.1	105.3	105.3	97.8

Total rig years	390.1	338.2	364.4	359.8	318.9

Rig hours: (12)
U.S. Land Well-servicing	202,816	169,318	205,610	791,956	643,813
Canada Well-servicing	52,712	49,740	49,788	184,908	172,589

Total rig hours	255,528	219,058	255,398	976,864	816,402

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(1)	All periods present the operating activities of our wholly owned oil and gas assets in the United States, Canada and Colombia including equity interests in Canada and Colombia, as well as the Nabors Blue Sky Ltd. business as discontinued operations.
(2)	These segments include our drilling, workover and well-servicing operations, on land and offshore.
(3)	Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $(4.2) million, $3.3 million and $(.9) million for the three months ended December 31, 2011 and 2010 and September 30, 2011, respectively, and $(1.2) million and $6.9 million for the years ended December 31, 2011 and 2010, respectively.
(4)	Includes operating results of the Superior acquisition beginning September 10, 2010.
(5)	Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $3.4 million, $4.1 million and $34.9 million for the three months ended December 31, 2011 and 2010 and September 30, 2011, respectively, and $59.7 million and $18.7 million for the years ended December 31, 2011 and 2010, respectively.
(6)	Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.
(7)	Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $(1.9) million, $(2.5) million and $(.3) million for the three months ended December 31, 2011 and 2010 and September 30, 2011, respectively, and $(1.9) million and $7.7 million for the years ended December 31, 2011 and 2010, respectively.
(8)	Represents the elimination of inter-segment transactions.
(9)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.
(10)	Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represent a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.
(11)	International rig years includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates, which totaled 2.3 years, 2.0 years, and 2.0 years during each of the three months ended December 31, 2011 and 2010 and September 30, 2011, respectively, and 2.1 years and 2.2 years during the years ended December 31, 2011 and 2010, respectively.
(12)	Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

COMPUTATION OF EARNINGS (LOSSES) PER SHARE

(Unaudited)

A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except per share amounts)	2011	2010	2011	2011	2010
Net income (loss) attributable to Nabors (numerator):
Income (loss) from continuing operations, net of tax	$89,535	$152,097	$87,190	$342,164	$255,870
Less: net (income) loss attributable to noncontrolling interest	(1,400)	(1,293)	(708)	(1,045)	(85)

Adjusted income (loss) from continuing operations, net of tax—basic	$88,135	$150,804	$86,482	$341,119	$255,785
Add interest expense on assumed conversion of our 0.94% senior exchangeable notes due 2011, net of tax (1)	—	—	—	—	—

Adjusted income (loss) from continuing operations, net of tax—diluted	$88,135	$150,804	$86,482	$341,119	$255,785
Income (loss) from discontinued operations, net of tax	(193,985)	(100,323)	(12,226)	(97,440)	(161,090)

Adjusted net income (loss) attributable to Nabors	$(105,850)	$50,481	$74,256	$243,679	$94,695

Earnings (losses) per share:
Basic from continuing operations	$.31	$.53	$.30	$1.19	$.90
Basic from discontinued operations	(.68)	(.35)	(.04)	(.34)	(.57)

Total Basic	$(.37)	$.18	$.26	$.85	$.33

Diluted from continuing operations	$.30	$.52	$.30	$1.17	$.88
Diluted from discontinued operations	(.66)	(.35)	(.05)	(.34)	(.55)

Total Diluted	$(.36)	$.17	$.25	$.83	$.33

Shares (denominator):
Weighted-average number of shares outstanding-basic	287,561	285,443	287,487	287,118	285,145
Net effect of dilutive stock options, warrants and restricted stock awards based on the if-converted method	3,403	4,999	4,499	5,366	4,851
Assumed conversion of our 0.94% senior exchangeable notes due 2011 (1)	—	—	—	—	—

Weighted-average number of shares outstanding—diluted	290,964	290,442	291,986	292,484	289,996

(1)	At maturity in May 2011, we redeemed the remaining aggregate principal amount of $1.4 billion of our 0.94% senior exchangeable notes. Prior to maturity, we had purchased $1.4 billion par value of these notes in the open market for cash of $1.2 billion. Diluted earnings (losses) per share for the three months and year ended December 31, 2010 exclude any incremental shares that would have been issuable upon exchange of these notes based on a calculation using our stock price. Our stock price did not exceed the threshold during any period for the year ended December 31, 2010.

For all periods presented, the computation of diluted earnings (losses) per share excluded outstanding stock options and warrants with exercise prices greater than the average market price of Nabors’ common shares, because their inclusion would have been anti-dilutive and because they were not considered participating securities. The average number of options and warrants that were excluded from diluted earnings (losses) per share that would have potentially diluted earnings (losses) per share in the future were 13,930,575 and 13,693,063 shares during the three months ended December 31, 2011 and 2010, respectively; and 10,271,673 shares during the three months ended September 30, 2011; and 9,241,543 and 14,004,749 shares during the years ended December 31, 2011 and 2010, respectively. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options and warrants, such stock options and warrants are included in our diluted earnings (losses) per share computation using the if-converted method of accounting. Restricted stock will be included in our basic and diluted earnings (losses) per share computation using the two-class method of accounting in all periods because such stock is considered participating securities.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS) ITEMS EXCLUDING CERTAIN NON-CASH CHARGES

AND OTHER NON-OPERATIONAL ITEMS (NON-GAAP)

(Unaudited)

		Charges and Non- Operational Items		As adjusted (Non-GAAP)
	Actuals
(In thousands, except per share amounts)	Three Months Ended December 31, 2011
Diluted earnings (losses) per share from continuing operations	0.30	(0.22	)(1)	0.52

(1)	Represents the diluted per share (after tax) impact of the $100 million charge for the contingent liability that existed on December 31, 2011 related to the change of our chief executive officer.

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